SCHEDULE 14A
               SCHEDULE 14A INFORMATION
     Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934
                      (Amendment No. ___)

     Filed by Registrant [X]

     Filed by Party other than the Registrant [ ]

     Check the appropriate box:

          [ ]  Preliminary Proxy Statement
          [ ] Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e) (2))
          [X]  Definitive Proxy Statement
          [ ]  Definitive Additional Materials
          [ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or
               Section 240.14a-12

                  Mid Atlantic Medical Services, Inc.
             (Name of Registrant as Specified in its Charter)

                  Mid Atlantic Medical Services, Inc.
               (Name of Person(s) Filing Proxy Statement)

     Payment of Filing Fee (Check the appropriate box):

          [X]  No fee required.
          [ ]  Fee computed on table below per Exchange Act Rules
               14a-6(i) (1) and 0-11:

               1) Title of each class of securities to which transaction applies:___________________________________

               2)    Aggregate number of securities to which
                     transaction applies:___________________________________

               3)    Per unit price or other underlying value of
                     transaction computed pursuant to Exchange Act Rule
                     0-11 (set forth the amount on which the filing is calculated and state how it was determined): __________
                     _______________________________________________________

               4)    Proposed maximum aggregate value of transaction: ______
                     _______________________________________________________

               5)    Total fee paid: _______________________________________

          [ ]  Fee paid previously with preliminary materials.

          [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

               1)    Amount Previously Paid: _______________________________



               2)    Form, Schedule or Registration Statement Number: ______
                     _______________________________________________________

               3)    Filing Party: _________________________________________

               4)    Date Filed: ___________________________________________

                          MID ATLANTIC MEDICAL SERVICES, INC.
                                      4 Taft Court
                               Rockville, Maryland 20850
                                     (301) 762-8205

                        NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 TO BE HELD APRIL 29, 1997

               NOTICE IS HEREBY GIVEN that the annual meeting of stockholders ("Annual Meeting") of Mid Atlantic Medical Services, Inc. ("Company") will be held on April 29, 1997 at 10:00 a.m., Rockville time, at the offices of the Company's subsidiary, Optimum Choice, Inc., located at 405 East Gude Drive, Suite 7, Rockville, Maryland 20850 for the following purposes:

              1.      To elect four directors for a three year term (Proposal
     1);

              2. To ratify the adoption of the 1997 Bonus Plan for all executive officers (Proposal 2);

              3. To transact such other business and other matters and proposals as may properly come before the meeting or any adjournment or adjournments thereof.

              Pursuant to the Company s Bylaws, the Board of Directors has fixed the close of business on March 31, 1997, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Only record holders of the Company's Common Stock at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

              In the event that there are not sufficient votes to approve any one or more of the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies by the Company.

                                        By Order of the Board of Directors,



                                              /s/ Joseph L. Guarriello
                                              ------------------------
                                              By: Joseph L. Guarriello
                                                  Secretary

     Rockville, Maryland
     April 4, 1997

              IT IS IMPORTANT THAT THE PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY CARD(S) AND RETURN IT (THEM) IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                              MID ATLANTIC MEDICAL SERVICES, INC.
                                        4 Taft Court
                                  Rockville, Maryland 20850
                                       (301) 762-8205
                                      PROXY STATEMENT
                              ANNUAL MEETING OF STOCKHOLDERS
                                       APRIL 29, 1997

              This Proxy Statement is furnished to stockholders of Mid Atlantic Medical Services, Inc., a Delaware corporation ("Company"), in connection with the solicitation by the Board of Directors of the Company of proxies to be used at the 1997 annual meeting of stockholders of the Company ("Annual Meeting"), to be held on April 29, 1997, at 10:00 a.m., Rockville time, at the offices of the Company's subsidiary, Optimum Choice, Inc., located at 405 East Gude Drive, Suite 7, Rockville, Maryland 20850 and at any adjournments thereof. It is anticipated that the mailing of this Proxy Statement and the form of proxy to stockholders will commence on or about April 4, 1997.

     SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

              If the enclosed form of proxy is properly executed and returned to the Company in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Executed but unmarked proxies will be voted (1) FOR Proposal 1 to elect the designated nominees for directors; and (2) FOR Proposal 2 to ratify the adoption of the 1997 Bonus Plan for all executive officers. If any other matters are properly brought before the Annual Meeting that require a stockholders' vote, the persons named in the accompanying proxy will vote the shares represented by such proxies on such matters in accordance with the determination of a majority of the Board of Directors.

              The presence of a stockholder at the Annual Meeting will not automatically revoke such stockholder's proxy. However, a stockholder may revoke a proxy at any time prior to its exercise by filing a written notice of revocation with, or by delivering a duly executed proxy bearing a later date to, the Secretary of the Company or by attending the Annual Meeting and voting in person.

              The cost of solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by mail, the Company or one of its subsidiaries, MD-Individual Practice Association, Inc. ("MD-IPA"), Physicians Health Plan of Maryland, Inc. ("PHP-MD"), Optimum Choice, Inc. ("OCI"), MD-IPA Surgicenter, Inc. ("Surgicenter"), HomeCall, Inc. ("HomeCall"), HomeCall Pharmaceutical Services, Inc. ("HPS," formerly known as HomeCall Infusion Services, Inc.), HomeCall Hospice Services, Inc. ("HHS"), Mid Atlantic Psychiatric Services, Inc. ("MAPSI"), Alliance PPO, Inc. ("Alliance"), MAMSI Life and Health Insurance Company ("MLH"), FirstCall, Inc. ("FirstCall"), Optimum Choice, Inc. of Pennsylvania ("OCIPA"), Optimum Choice of the Carolinas, Inc. ("OCCI"), MAMSI Insurance Agency of the Carolinas, Inc. ("MIACI"), or MAMSI Insurance Resources, Inc. ("MIRI," formerly known as MAMSI Insurance Agency, Inc.) (collectively, "Subsidiaries"), through its directors, officers and regular employees, may also solicit proxies personally or by telephone or telegraph. The Company will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners and will reimburse such holders for their reasonable expenses in doing so.

              The securities that can be voted at the Annual Meeting consist of shares of Common Stock of the Company. Each share entitles its owner to one vote on each matter presented at the Annual Meeting. The close of business on March 31, 1997 has been fixed by the Board of Directors as the record date ("Record Date") for determination of stockholders entitled to receive notice of and to vote at the Annual Meeting. There were approximately 790 record holders of Common Stock as of such date. The number of shares of Common Stock outstanding on the Record Date was 54,677,862. The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting. In the event that less than a majority of the outstanding shares are present at the Annual Meeting, either in person or by proxy, a majority of the shares so represented may vote to adjourn the Annual Meeting from time to time without further notice. A plurality of the total number of shares present or represented by proxy will be necessary to elect directors (Proposal 1) and a simple majority of the total number of shares present or represented by proxy will be necessary to approve Proposal 2.

              A copy of the Annual Report to Stockholders, including certified financial statements, for the fiscal year ended December 31, 1996, accompanies this Proxy Statement. The Company is required to file an Annual Report on Form 10-K for its fiscal year ended December 31, 1996 with the Securities and Exchange Commission ("SEC"). Stockholders may obtain, free of charge, a copy of such Annual Report by writing to Joseph L. Guarriello, Secretary, Mid Atlantic Medical Services, Inc., 4 Taft Court, Rockville, Maryland 20850.

                             STOCK OWNED BY MANAGEMENT

              The following table sets forth information as of February 26, 1997 with respect to the shares of the Company s Common Stock beneficially owned by each current director of the Company, by each nominee who is not currently a director, by each executive officer listed in the Summary Compensation Table below and by all directors and executive officers of the Company as a group. There are no arrangements known to the Company, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change in control of the Company. All ownership consists of sole voting and dispositive power, except as noted.


                                     Amount and Nature                Percent of
                                      of Beneficial                  Common Stock
     Name                              Ownership(1)                   Outstanding
     ----                            -----------------                ------------

     Thomas P. Barbera                 108,500(2)                           **

     Francis C. Bruno, M.D.             55,152(3)                           **

     John L. Cook, III, M.D.            15,900(4)                           **

     Stanley M. Dahlman, Ph.D.          13,620(5)                           **

     Peter L. Flaherty, Jr., M.D.      232,842(6)                           **

     Robert E. Foss                     52,400(7)                           **

     Walter Girardin                    13,620(8)                           **

     Mark D. Groban, M.D.*             217,446(9)                           **

     Joseph L. Guarriello              267,400(10)                          **

     Donald R. Hammett                  14,837(11)                          **

     George T. Jochum                1,181,560(12)                          2.2%

     John P. Mamana, M.D.*              20,420(13)                          **

     William M. Mayer, M.D.*            57,580(14)                          **

     Gretchen P. Murdza*                 81,520                             **

     Creighton R. Schneck                15,420(15)                         **

     Stanley F. Smith, R.Ph.             53,420(16)                         **

     Alfred Talamantes                   96,730(17)                         **

     James A. Wild                       15,758(18)                         **

     All current directors and
     executive officer as a
     group (23 persons)               3,232,778(19)                         5.9%

     ---------------------------------------
      *Nominee for director
     **Represents less than 1% of the outstanding shares of Common Stock.

     (1) This number will include shares of Common Stock over which the director or officers will have voting power under the Amended and Restated Mid Atlantic Medical Services, Inc. Stock
              Compensation Trust Agreement ("Trust").  Under the Trust, each


              of the persons who holds an option granted under the Company's
              1990 Non-Qualified Stock Option Plan, 1991 Non-Qualified Stock Option Plan, 1992 Non-Qualified Stock Option Plan, 1993 Non-Qualified Stock Option Plan, 1994 Non-Qualified Stock Option
              Plan, 1995 Non-Qualified Stock Option Plan, or 1996 Non-
              Qualified Stock Option Plan (collectively, the "Plans") has the right to one equal vote of the Common Stock held in the Trust. As the Trust held 8,964,625 shares of Common Stock on February 26, 1997 and there were 668 option holders under the Plans as of such date, each option holder has the right to vote 13,420 shares of Common Stock held by the Trust. Shares for which the trustee of the Trust does not receive voting instructions will be voted by the trustee of the Trust for, against or withheld in the same proportions as those shares of

                 Common Stock for which the trustee does receive voting instructions. As the number of shares held by the Trust that each option holder has the right to vote (13,420 shares) is less than the number of presently exercisable options held by each current director, executive officer or nominee (other than Dr. Bruno, Dr. Cook, Dr. Dahlman, Dr. Flaherty, Mr. Girardin, Mr. Hammett, Mr. Mackail, Dr. Mamana, Dr. Mayer, Mr. Schneck, Mr. Smith, and Mr. Wild), the beneficial ownership of each person (other than Dr. Bruno, Dr. Cook, Dr. Dahlman, Dr. Flaherty, Mr. Girardin, Mr.Hammett, Mr. Mackail, Dr. Mamana, Dr. Mayer, Mr. Schneck, Mr. Smith, and Mr. Wild) did not increase as a result of the Trust.
     (2) Represents presently exercisable options to purchase 105,700 shares of Common Stock.
     (3) Includes 2,306 shares of Common Stock held by his spouse and 13,420 shares that he has the right to direct the voting of under the Trust.
     (4) Includes 434 shares of Common Stock held by his spouse and 13,420 shares that he has the right to direct the voting of under the Trust.
     (5) Includes 13,420 shares that he has the right to direct the voting of under the Trust.
     (6) Includes 13,420 shares that he has the right to direct the voting of under the Trust.
     (7) Includes presently exercisable options to purchase 52,000 shares of Common Stock.
     (8) Includes 13,420 shares that he has the right to direct the voting of under the Trust.
     (9) Includes 9,500 shares of Common Stock held by his spouse and presently exercisable options to purchase 142,400 shares of Common Stock.
     (10) Includes 30,000 shares of Common Stock held by his spouse and presently exercisable options to purchase 106,400 shares of Common Stock.
     (11) Includes 13,420 shares that he has the right to direct the voting of under the Trust.
     (12) Includes 11,640 shares of Common Stock held by his spouse, 3,420 shares in his IRA, and presently exercisable options to purchase 631,500 shares of Common Stock.
     (13) Includes 6,000 shares indirectly owned and 13,420 shares that he has the right to direct the voting of under the Trust.
     (14) Includes 13,420 shares that he has the right to direct the voting of under the Trust.
     (15) Includes 13,420 shares that he has the right to direct the voting of under the Trust.
     (16) Includes 3,000 shares of Common Stock in his IRA and 13,420 shares that he has the right to direct the voting of under the Trust.
     (17) Includes presently exercisable options to purchase 96,700 shares of Common Stock.
     (18) Includes 13,420 shares that he has the right to direct the voting of under the Trust.
     (19) This number also includes 60,300 shares of Common Stock held by the spouses of executive officers, 13,420 shares that an executive officer has the right to direct the voting of under the Trust, and presently exercisable


                 options to purchase 1,626,550 shares of Common Stock.

                                  PRINCIPAL STOCKHOLDERS

              As of February 26, 1997, no persons or groups within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended ("1934 Act"), were known by management to beneficially own more than five percent of the Company's Common Stock except as follows:


     Name and Address                                  Number of Shares                        Percent of Outstanding
                                                       of Common Stock                         Common Stock

     Franklin Resources, Inc.
     Charles B. Johnson
     Rupert H. Johnson, Jr.
          777 Mariners Island Blvd.
          San Mateo, California 94404
     Franklin Mutual Advisors, Inc.
          51 John F. Kennedy Parkway
          Short Hills, New Jersey 07078                6,039,950(1)                             11.1%

     Neuberger & Berman, L.L.C.
     605 Third Avenue
     New York, New York 10158-3698                     3,864,400(2)                              7.1%

     Massachusetts Financial Services Company
     MFS Series Trust II - MFS Emerging Growth Fund
     500 Boylston Street
     Boston, Massachusetts  02116                      2,467,600(3)                              4.5%

     ----------------------------------

     (1) Franklin Mutual Advisers, Inc. reports that it has sole voting and dispositive power with respect to 6,028,700 shares. Franklin Resources, Inc. reports that it is the parent holding company of Franklin Mutual Advisers, Inc. and Templeton Global Advisors Limited, and that Templeton Global Advisors Limited has sole voting and dispositive power with respect to 11,250 shares. Charles B. Johnson and Rupert H. Johnson, Jr. report that they are principal shareholders of Franklin Resources, Inc. This information is based on a Schedule 13G dated February 12, 1997.

     (2) Neuberger & Berman, LLC reports that it has sole voting power with respect to 944,400 shares, shared voting power with respect to 2,716,800 shares, and shared dispositive power with respect to 3,864,400 shares. This information is based on a Schedule 13G dated February 10, 1997.

     (3) Massachusetts Financial Services Company ("MFS") reports that it has sole voting and dispositive power with respect to 2,467,600 shares and that these shares are also beneficially owned by MFS Series Trust II - MFS Emerging Growth Fund. This information is based on a Schedule 13G dated February 8, 1994, as amended on February 6, 1995, March 1, 1995, February 12, 1996 and February 12, 1997.

                              ELECTION OF DIRECTORS

                                  (Proposal 1)

              The terms of office of John H. Cook, III, M.D., Mark D. Groban, M.D., Donald R. Hammett, and Stanley F. Smith, R.Ph. expire at the Annual Meeting. Mark D. Groban, M.D., John P. Mamana, M.D., William M. Mayer, M.D. and Gretchen P. Murdza have been nominated by the Board of Directors for election to the Board, each to serve for a three-year term. The terms of approximately one-third of the Board expire each year at the Annual Meeting. Directors serve until their successors are duly elected and qualified. Following the Annual Meeting, the size of the Board of Directors will remain at 13 and, if the nominees are elected, there will be no vacancies on the Board.

              Except as stated above, there are no arrangements or understandings between the Company and any person pursuant to which such person has been or will be elected as a director. If any nominee becomes unavailable for election for any reason, or if any other vacancy in the class of directors to be elected at the Annual Meeting should occur before the election, the shares represented by the proxy will be voted by any of the persons serving as proxies for the person designated by the Company's Board of Directors to replace the nominee or to fill such other vacancy on the Board. The Board of Directors has no reason to believe that any of the nominees will be unavailable or that any other such vacancy on the Board will occur. Each nominee has consented to be named and has indicated his or her intent to serve if elected. Except as noted below, there are no family relationships among any director, nominee for director or executive officer of the Company.

              THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF ALL NOMINEES TO THE COMPANY'S BOARD OF DIRECTORS.
                      DIRECTORS AND EXECUTIVE OFFICERS

              The following table sets forth the names of the four nominees for election as director and of those directors who will continue to serve as such after the Annual Meeting, as well as the executive officers who are not directors, or will not continue to serve as directors following the Annual Meeting. Also set forth is certain other information with respect to each such person's age, the periods during which he or she has served as a director of the Company and positions currently held with the Company and its Subsidiaries.


                                                 Term of
                                                 Office
                                                 Expires
                                    Director     Annual
     Name and Age (1)                Since       Meeting    Directorships, Positions with the Company
     ----------------               --------     -------    -----------------------------------------

     Continuing Directors:
     Thomas P. Barbera, 46            1996         1999     Director of the Company, MLH, MD-IPA and MIACI; Vice
                                                            Chairman and Executive Vice President, Governmental
                                                            Services of the Company and MLH; Executive Vice President,
                                                            Government Services and Secretary of MLH; Executive Vice
                                                            President, Governmental Services and Assistant Secretary
                                                            of HPS, HHS, MIRI and Surgicenter; Executive Vice
                                                            President, Governmental Services of the Company, MD-IPA,
                                                            OCI, OCCI, OCIPA, Alliance, FirstCall, HomeCall and
                                                            MAPSI.


     Francis C. Bruno, M.D., 55       1986         1999(2)  Director of the Company, MLH and PHP-MD; Chairman of
                                                            PHP-MD.  Co-Medical Director of HHS.

     Stanley M. Dahlman, Ph.D., 62    1986         1999(3)  Director of the Company, MLH and MD-IPA.

     Peter L. Flaherty Jr., M.D., 59  1986         1998     Director of the Company and MLH.

     Walter Girardin, 77              1995         1998     Director of the Company and MLH.

     George T. Jochum, 64             1987         1999     Director of the Company, MLH, Alliance, MAPSI, MD-IPA,
                                                            OCI, OCIPA, OCCI, HomeCall, FirstCall, Surgicenter, HPS,
                                                            HHS, MIACI, and MIRI; Chairman, President and  Chief
                                                            Executive Officer of the Company, MIRI, OCI, OCIPA and
                                                            OCCI; Chairman and Chief Executive Officer of Alliance,
                                                            MAPSI, MD-IPA, HPS, HHS, MIACI, and MLH; Chairman of
                                                            Surgicenter, HomeCall and FirstCall; Chief Executive
                                                            Officer of PHP-MD.

     Creighton R. Schneck, 51         1995         1998     Director of the Company, MLH, and MD-IPA.

     Alfred Talamantes, 60            1995         1998     Director of the Company, MLH, MD-IPA, OCI, OCCI, and
                                                            OCIPA; Executive Vice President and Chief Operating
                                                            Officer of the Company, MLH, Alliance, MAPSI, FirstCall,
                                                            HomeCall, HPS, HHS, MD-IPA, Surgicenter, OCI, OCCI, OCIPA,
                                                            and PHP-MD.

     James A. Wild, 45                1989         1999(4)  Director of the Company and MLH.

     Nominees (for a three-year term expiring in 2000):

     Mark D. Groban, M.D., 55         1990         2000(5)  Director of the Company, MLH, PHP-MD, Alliance, MAPSI,
                                                            and MIRI; President  of Alliance,  MAPSI, and MIACI;
                                                            Executive Vice President and Medical Director of the
                                                            Company, MLH, PHP-MD, FirstCall, HomeCall, HPS, HHS,
                                                            MDIPA, Surgicenter, OCI, OCCI, and OCIPA.


     John P. Mamana, M.D.                          2000     Director of PHP-MD and MD-IPA.

     William M. Mayer, M.D., 50       1993         2000(6)  Director of PHP-MD.

     Gretchen P. Murdza, 49                        2000     Director of  HomeCall, FirstCall, HPS, and HHS;  Chief
                                                            Executive Officer of FirstCall and HomeCall; President
                                                            of HPS and HHS.



     Executive Officers Who Are Not Current Directors or Nominees or Whose
     Terms as Director Will Not Continue After the 1997 Shareholders Meeting:


     Paul E. Dillon, 45                                     Director of MD-IPA; Senior Vice President and
                                                            Treasurer of the Company, MLH, Alliance, MAPSI, FirstCall,
                                                            HomeCall, HPS, HHS, Surgicenter, MD-IPA, OCI, OCIPA and
                                                            OCCI.

     J. Stevens Dufresne, 41                                Director of Alliance, MAPSI, PHP-MD, OCI, OCCI, OCIPA,
                                                            Surgicenter and MIRI; Chief Executive Officer and
                                                            President of Surgicenter; President of OCIPA; Executive
                                                            Vice President, Provider Networks of the Company, MLH,
                                                            Alliance, FirstCall, HomeCall, HPS, HHS, MAPSI, MDIPA,
                                                            OCI, OCCI and PHP-MD.

     Vera C. Dvorak, M.D., 50                               Director of PHP-MD, HomeCall, and FirstCall; President
                                                            of PHP-MD; Executive Vice President and Medical Director
                                                            of Alliance, MAPSI, HomeCall, FirstCall, MD-IPA, OCI,
                                                            OCCI, OCIPA and Surgicenter. Senior Vice President and
                                                            Assistant Medical Director of the Company, MLH, HPS, and
                                                            HHS.

     Robert E. Foss, 46                                     Director of MD-IPA and Surgicenter; Executive Vice President
                                                            and Chief Financial Officer of the Company, MLH, Alliance,
                                                            MAPSI, MD-IPA, HomeCall, FirstCall, HPS, HHS, Surgicenter,
                                                            OCI, OCIPA, OCCI, MIRI, PHP-MD  and MIACI.

     Susan D. Goff, 51                                      Director of Alliance, MAPSI, MD-IPA, MIACI and MIRI;
                                                            President of MD-IPA; Vice President of the Company, MLH,
                                                            OCI, OCIPA and OCCI.

     Richard W. Gorenflo, 42                                Senior Vice President of the Company, Alliance, FirstCall,
                                                            HomeCall, HPS, HHS, MAPSI, MD-IPA, Surgicenter, MIRI,
                                                            MLH, OCI, OCCI, OCIPA and PHP-MD.

     Joseph L. Guarriello, 47         1991         1994     Director of MD-IPA, HomeCall, and FirstCall; President
                                                            of MLH; Executive  Vice President, General Counsel and
                                                            Secretary of the Company, Alliance, MD-IPA, OCI, OCIPA,
                                                            OCCI, HomeCall, FirstCall, HPS, HHS, MAPSI, Surgicenter,
                                                            PHP-MD, MIACI and MIRI.

     Christopher E. Mackail, 38                             Vice President of Finance of the Company.

     Mary E. Shocklee, 34                                   Vice President, Controller and Chief Accounting Officer
                                                            of the Company, MLH, Alliance, MAPSI, HPS, HHS, MD-IPA,
                                                            Surgicenter, MIACI, MIRI, OCI, OCCI, OCIPA and PHP-MD.

     Catherine F. Tyser, 39                                 Director of MD-IPA; Executive Vice President of Claims
                                                            of the Company, MLH, Alliance, FirstCall, HomeCall,
                                                            HPS, HHS, MAPSI, MD-IPA, Surgicenter, OCI, OCCI, OCIPA
                                                            and PHP-MD.

     ---------------------------------------------
     (1)      Signifies age as of December 31, 1996.
     (2) Dr. Bruno was not a Director of the Company from April 1991 to April 1992 or from April 1994 to April 1995.


     (3) Dr. Dahlman was not a Director of the Company from April 1991 to April 1992 or from April 1994 to April 1995.
     (4) Mr. Wild was not a Director of the Company from April 1992 to April 1993.
     (5) Dr. Groban was not a Director of the Company from April 1993 to April 1994.
     (6) Dr. Mayer was not a Director of the Company from April 1995 to April 1996.

              Information concerning the principal occupations or employment of the directors, nominees for director and executive officers of the Company for the past five years and other biographical data are set forth below.

     Continuing Directors and Nominees:

              Thomas P. Barbera was elected Vice Chairman of the Company on May 6, 1996. Mr. Barbera became Executive Vice President of Government Relations and Assistant Secretary for the Company and MLH in May of 1993. From December 1987 until May 1993, Mr. Barbera was a partner at Weinberg and Green, a general practice law firm in Baltimore, Maryland.

              Francis C. Bruno, M.D. received a B.S. from Kings College in 1964 and an M.D. from New York Medical College in 1968. He is Board certified in family practice and has practiced medicine since 1972.

              Stanley M. Dahlman, Ph.D. received a B.A. from the University of Cincinnati in 1955 and a Ph.D. from Catholic University of America in 1976. He began serving Montgomery College as a faculty member in 1963 and retired on June 30, 1992 as the Provost (Chief Executive Officer) of the Germantown Campus of Montgomery College. His former positions include Chancellor, Associate Dean and Executive Director for Facilities.

              Peter L. Flaherty, Jr., M.D. received a B.S. from Georgetown University in 1959 and an M.D. from Georgetown University in 1963. He is Board certified in obstetrics/gynecology and has practiced medicine since 1963.

              Walter Girardin is presently retired. Prior to his retirement in 1981, he served as President, Chief Operating Officer and as a director of Western Union Telegraph Company. Mr. Girardin is the uncle of Susan Goff's husband.

              Mark D. Groban, M.D. is a Board certified psychiatrist who joined the Company full time on December 1, 1990 after being in full time practice since 1973. Dr. Groban served as a consultant from February 1988 to October 1989 for MD-IPA's managed mental health program. He became President of MAPSI in October 1989. In May 1991, he became President of Alliance. Dr. Groban received his M.D. degree from Albany Medical College in Albany, New York and psychiatric training at Sheppard-Pratt Hospital in Towson, Maryland from 1970 to 1973. Dr. Groban is a member of the American Psychiatric Association.

              George T. Jochum became President of MD-IPA effective March 9, 1987, President of the Company effective July 20, 1988 and Chief Executive Officer of the Company effective April 18, 1989. Mr. Jochum was named Chairman of the Board of Directors of the Company effective January 16, 1991.

              John P. Mamana, M.D. received his B.A. from Harvard University and his M.D. degree from Boston University School of Medicine. He completed his internship and residency in internal medicine at Pennsylvania Hospital, a University of Pennsylvania Hospital, in 1971 and 1974, respectively. Dr. Mamana has practiced internal medicine in Springfield, Virginia since 1974. In 1978, he founded, and has served since as the President, Chief Executive Officer, and Chairman of the Board of Virginia Medical Associates, P.C., a multi-specialty group practice. Since August 1994, he has served as the Chief Executive
     Officer and Chairman of the Board for Gateway Physicians Services
     (formerly Virginia Health Partners). Dr. Mamana has been a Clinical Associate Professor of Medicine at Georgetown University Medical School


     since 1987. Dr. Mamana has also served as the Chief Medical Officer of Health Partners, Inc. in Norwalk, Connecticut since 1994.

              William M. Mayer, M.D. received a B.S. from Georgetown University in 1967 and his M.D. degree from New York Medical College in 1971. He completed an internal medicine internship at the Cornell Cooperating Hospitals and completed his Ob-Gyn residency at New York Medical College. Following completion of his residency, he was the chief of Ob-Gyn at Kimbrough Army Hospital, serving as a major in the U.S. Army. Upon completion of his tour of duty, he entered private practice in the field of Ob-Gyn in Columbia, Maryland and has practiced in Columbia since 1977. He served as President of the Medical Staff of Howard County General Hospital from 1982 to 1983 and served on the Board of Trustees of Howard County General Hospital from 1982 to 1984.

              Gretchen P. Murdza was employed by the Company as the Director of Professional Recruitment in October 1989, became the Senior Director of Professional Recruitment in April 1990, Vice President, Provider Networks in July 1991 and Senior Vice President responsible for the development of Home Health Service on March 9, 1994. In October 1994, she became Chief Executive Officer of HomeCall, Inc. and subsequently President of HomeCall Pharmaceutical Services, Inc. and HomeCall Hospice Services, Inc. From 1986 to 1989, she served as Executive Vice President of MedCare Associates\Imaging and Carroll County Health Care Inc. in Westminster, Maryland. She was educated at the College of Notre Dame of Maryland located in Baltimore, Maryland.

              Creighton R. Schneck has served as the Vice President-Development at Studio Plus Hotels since September 1996. In such capacity, Mr. Schneck is responsible for the acquisition and development of hotels throughout the United States. Prior to joining Studio Plus, Mr. Schneck was a mortgage banker with Towle Financial Group of Vienna, Virginia. Between 1990 and 1993, he was a principal with the Palisades Development Corporation of Bethesda, Maryland. Mr. Schneck has an M.B.A. from Adelphi University and a Bachelor's degree from Belmont Abby College.

              Alfred Talamantes joined the Company in March of 1992 as Director of Claims Services. He subsequently became Senior Vice President of Operations in January of 1993 and Chief Operating Officer in December of 1993. Prior to joining the Company, Mr. Talamantes was the President of Advanced Direct Marketing, Inc., a full service direct marketing firm. Mr. Talamantes served Western Union Corporation from 1961 to 1989. His final position with Western Union Corporation was that of President, Western Union Priority Mail Services. In this capacity, Mr. Talamantes had bottom line responsibility for all aspects of the corporation's Priority Mail Services product line.

              James A. Wild received a B.A. in accounting from Franklin and Marshall College in 1973. He has been Vice President and Director of Waterview Investment Corporation (a holding company whose 100% owned subsidiary, Almag, is a metal finishing company) since February 1988.

     Executive Officers:

              Paul E. Dillon became the Company's Senior Vice President and Treasurer in April 1994. From January 1994 through April 1994, he served as the Company's Senior Vice President, Quality Assurance and Quality Improvement. From November 1990 through January 1994, he served as the Company's Vice President, Enrollment and Billing; from April 1990 to November 1990, he served as the Company's Senior Director, Enrollment and Billing; and from November 1989 to April 1990, he served as the Company's Director of Enrollment. Mr. Dillon graduated from St. Francis College in Loretto, Pennsylvania in 1973 and received his MBA in International Business and Finance from Pace University in New York City in 1983.

              J. Stevens Dufresne was employed by the Company as Senior Vice
     President of Provider Networks effective February 1989.  He became
     Executive Vice President of Provider Networks for the Company, MLH and
     PHP-MD in April 1993.  From June 1987 to February 1989, he served as
     Senior Director of Professional Recruitment.  Mr. Dufresne graduated from Florida Southern College in 1977 and received his Masters of Health


     Services Administration from George Washington University in 1982.

              Vera C. Dvorak, M.D. joined the Company in August 1994 as an Associate Medical Director. She became Senior Vice President and Medical Director of the Company, MLH, PHP-MD, HomeCall, FirstCall and HPS in April 1996. In November 1996 Dr. Dvorak was promoted to Executive Vice President and Medical Director of the Company. Dr. Dvorak is Board certified in Internal Medicine and Geriatrics. She was recertified by the American Board of Internal Medicine in 1987 and 1993. Dr. Dvorak was a practicing physician for 18 years (1976-1994); the last 6 years she served as Chief of Department of Internal Medicine of Kaiser Permanente. Dr. Dvorak received her M.D. degree from Charles University in Prague, Czechoslovakia and trained in internal medicine and infectious diseases at the University of Oklahoma and the University of Pennsylvania.

              Robert E. Foss joined the Company on July 1, 1994 as its Executive Vice President and Chief Financial Officer. For more than five years prior to July 1, 1994, Mr. Foss was a partner with Ernst & Young LLP's Washington, D.C. office. Ernst & Young LLP has served as the Company's independent public accountants since June 2, 1989 and Mr. Foss was the audit partner on the Company's account. Mr. Foss received a BSBA from the University of Colorado in 1971 and became a CPA in 1972.

              Susan D. Goff was employed by Alliance and MAPSI as Vice President on August 1, 1989, became Executive Vice President of MD-IPA on April 26, 1993 and President of MD-IPA on November 15, 1993. Ms. Goff graduated from the University of California at Los Angeles in 1967 with a B.S. in Nursing and received a Masters in Science Administration with a concentration in Health Care from Central Michigan University in 1989. Ms. Goff is a director of Sandy Spring National Bank. Ms. Goff's husband is the nephew of Mr. Girardin.

              Richard W. Gorenflo has been the Senior Vice President, Regulatory Affairs for the Company since November 1996. He has previously served the Company from February through June 1989 as Division Vice President- W.V. IPA, and from July 1989 through October 1996 as Vice President, Regulatory Affairs. Mr. Gorenflo received his BSBA from Franklin University in Columbus, Ohio in 1976.

              Joseph L. Guarriello began his employment with MD-IPA in 1987 as the Vice President of Corporate Affairs. He was the Chief Financial Officer of MD-IPA from May 9, 1988 to February 29, 1992 and Chief Financial Officer of the Company from April 18, 1989 to February 29, 1992. Mr. Guarriello was named General Counsel of the Company and MD-IPA, effective November 26, 1990. Mr. Guarriello was named President of MLH on May 6, 1996. Mr. Guarriello received a B.S. from Georgetown University in 1971 and a J.D. from Georgetown University in 1974.

              Christopher E. Mackail joined the Company in October 1996 as the Vice President of Finance. Prior to joining the Company, Mr. Mackail a Senior Manager with Ernst & Young LLP's Washington, D.C. office. Ernst & Young LLP has served as the Company's independent public accountants since June 2, 1989 and Mr. Mackail was the audit Senior Manager on the Company's account. Mr. Mackail graduated from the University of Richmond in 1981 with a B.S in accounting and became a CPA in 1983.

              Mary E. Shocklee became Controller of the Company effective January 1993 and a Vice President of the Company effective April 1996. From September 1988 to January 1993, Ms. Shocklee managed the Accounting Department of the Company and served as the Director of Accounting since September 1990. Ms. Shocklee graduated magna cum laude from Georgetown University with a BS/BA degree in Accounting in 1983 and became a CPA in 1985.

              Catherine F. Tyser joined the Company in February 1992 as
     Senior Supervisor in Claims Production. Subsequently, Ms. Tyser has held the following positions within the Claims Department: Manager beginning September 1992, Director beginning November 1993, Senior
     Director beginning November 1994, Vice President beginning March 1995,
     Senior Vice President beginning July 1995 when she also assumed the additional responsibilities of managing the Alliance PPO Claims
     Department.  In November 1996, Ms. Tyser was promoted to Executive Vice


     President assuming responsibility for Operations in North Carolina and Pennsylvania. Prior to joining the Company, Ms. Tyser worked at Nations Bank for 15 years holding various positions within the Consumer Credit Division. Her last position held was Assistant Vice President, Consumer Credit Automation Manager responsible for the functioning of an automated loan processing system and related support personnel for the Metropolitan Washington Consumer Credit Division.

     Board Meetings and Committees

              The Company's Board of Directors met 6 times in fiscal 1996. The standing committees of the Board include the Executive Committee, the Finance Committee, the Audit Committee, the Stock Option Committee, and the Compensation Committee. During fiscal 1996, the Executive Committee held 4 meetings, the Finance Committee held 4 meetings, the Audit Committee held 3 meetings, the Stock Option Committee held 3 meetings, and the Compensation Committee held 2 meetings. The Board does not have a standing Nominating Committee.

              All Directors attended at least 75 percent of the aggregate of the total number of meetings of the Company's Board of Directors and the total number of meetings held by all committees on which they served.

              The Executive Committee of the Board of Directors has general oversight functions relating to the operation of the Company and its Subsidiaries and functions as the Company's Board when the Company's Board is not in session, with all powers of the Company's Board, except those of removing or nominating Directors, filling vacancies on the Board of Directors, and as otherwise limited by the Delaware General Corporation Law. Its members are George T. Jochum (Chairman), Stanley
     M. Dahlman, Ph.D., Stanley F. Smith, R.Ph, Alfred Talamantes and James
     A. Wild.

              The Finance Committee of the Company oversees the projections and assumptions of the Company in preparing its financial goals each year. The Audit Committee interfaces with the Company s independent public accountants to determine if the financial accounting practices of the Company are in compliance with generally accepted accounting principles. The Finance Committee's members are James A. Wild (Chairman), Thomas P. Barbera, Donald R. Hammett, George T. Jochum, Creighton R. Schneck, and Stanley F. Smith, R.Ph. The Audit Committee's members are James A. Wild (Chairman), Donald R. Hammett, Creighton R. Schneck, and Stanley F. Smith, R.Ph.

              The Stock Option Committee grants options under and otherwise implements the 1989, 1990, 1991, 1992, 1993, 1994, 1995 and 1996
     Non-Qualified Stock Option Plans. The members of the Stock Option Committee are James A. Wild (Chairman), Walter Girardin, and Creighton
     R. Schneck.

              The Compensation Committee oversees the development and implementation of the Company's compensation program for executive officers and the Chief Executive Officer. Its members are James A. Wild (Chairman), Walter Girardin, and Creighton R. Schneck.

     Section 16(a) Beneficial Ownership Reporting Compliance

              John H. Cook, III, M.D., Paul Dillon, and Mark Groban, M.D. each failed to file on a timely basis one Form 4 Report, Statement of Changes in Beneficial Ownership, reporting one transaction each as required by Section 16(a) of the 1934 Act. Donald Hammett failed to file on a timely basis two Form 4 Reports. All of the aforementioned forms have subsequently been filed.

     Directors' Compensation


              For the fiscal year ended December 31, 1996, the directors of the Company were compensated according to the following table:

                                                          Per Person
                                                         Compensation(1)
     Chairman & Vice Chairman of the Board                  $52,000/yr(2)
     Director Attendance at Board Meeting                     1,450
     Director Attendance as Chairman of a Committee Meeting   1,325
     Director Attendance at a Committee Meeting                 850
     --------------------------------------
     (1) Employees of the Company receive no annual fees and no compensation for Board or Committee meeting attendance.
     (2) Any director compensated as a Chairman or Vice Chairman does not receive additional compensation from the Company or any of its Subsidiaries for attending Board or Committee meetings. If the position is held by an employee of the Corporation, no compensation in addition to his or her employee compensation is paid.

             Under the Company's 1996 Non-Qualified Stock Option Plan ("1996 Plan"), each person who was a director of the Company or one of its Subsidiaries on May 1, 1996 but who was not an employee of the Company or one of its Subsidiaries on such date ("Non-Employee Director") received a Non-Employee Director Option to purchase shares of Common Stock at an exercise price of $20.00 per share (which was the fair market value of a share of Common Stock on May 1, 1996). The number of shares of Common Stock covered by each Non-Employee Director Option was based on a formula specified in the 1996 Plan.

             Each Non-Employee Director Option becomes exercisable cumulatively in three equal installments on June 1, 1997, 1998 and 1999 and has a five year term. If a Non-Employee Director's service with the Company terminates (other than as a result of a removal for cause) or if such person ceases to be a Non-Employee Director, the option will continue to become exercisable and may be exercised until the stated term of the option. If a Non-Employee Director is removed for cause, the Non-Employee Director Option held by such person will cease to continue to become exercisable on or after the date of such removal.

              Set forth below is the number of shares covered by each Non-Employee Director Options received by current Company directors and nominees on May 1, 1996 under the 1996 Plan:

                                                         Number of Shares

              Francis C. Bruno, M.D.                            4,980
              John L. Cook, III, M.D.                           4,380
              Stanley M. Dahlman, Ph.D.                         5,430
              Peter L. Flaherty, Jr., M.D.                      5,880
              Walter Girardin                                   3,480
              Donald R. Hammett                                 3,330
              John P. Mamana, M.D.*                             3,264
              William M. Mayer, M.D.*                           3,540
              Creighton R. Schneck                              3,480
              Stanley F. Smith, R.Ph.                           4,080
              James A. Wild                                     4,380

     *        Nominee

                     EXECUTIVE MANAGEMENT COMPENSATION

     Report of the Compensation Committee on Executive Compensation

              The role of the Compensation Committee is to set salary for individuals who are Senior Vice Presidents and above, and to review any employment agreements or revisions thereto entered into with the Company's officers; and to establish the bonus goal for the Chief Executive Officer and other employees.

     The Committee uses a common set of criteria for evaluating all executives. The criteria are:

              1.       Individual performance

              2.       Individual responsibility

              3.       Corporate performance


              4.       Potential for growth

     In evaluating the executive's individual performance, the following criteria is reviewed:

              5. Selection, placement and evaluation of personnel under the executive's supervision;

              6. Education of personnel under the executive's supervision;

              7.       Control of corporate expenditures;

              8.       Customer service;

              9.       Job performance;

              10. Acceptance of and ability to accomplish special tasks, and

              11.      Establishment and completion of specific goals.

              Salary. The pay-for-performance concept is most clearly exemplified in the compensation of the Company's Chief Executive Officer. Mr. Jochum's employment contract was executed on December 18, 1990 after approval of the Board of Directors of the Company. In 1992, the term of Mr. Jochum's contract was extended by the Board to December 31, 1998. The contract includes a provision under which post-1990 changes to Mr. Jochum's base compensation, whether that change is an increase or decrease, is directly affected by the earnings of the Company. Mr. Jochum's employment contract provides that his base salary will increase or decrease each year by an amount equal to 75% of the percentage change in the Company's consolidated net after tax income during the previous year. The employment contract further provides that his salary cannot be reduced by more than 25% in any one year. Mr. Jochum is the only executive officer who has an employment contract.

              Mr. Jochum's salary for 1996 was determined based upon the formula described above. The Company's net income after tax grew from $54,530,000 in 1994 to $61,124,000, an increase of 12.09% and Mr.
     Jochum's 1996 base salary was increased by 75% of that percentage, or 9.07%.
              With respect to those executive officers other than Mr. Jochum, the CEO, Mr. Jochum presented a recommendation to the Committee regarding such individuals' 1996 salary based on his evaluation of each individual's performance, using the criteria stated above. The Committee discussed these recommendations and the Committee set 1996 salary levels in accordance with Mr. Jochum's recommendations.

              Bonus. Bonus compensation for management is based on the ability of the Company to attain a predetermined net income goal. The bonus plan includes a minimum net income (prior to the return of amount withheld by PHP-MD as part of the claims reserve risk pool and before deductions for income tax and expansion and acquisition costs) goal.
     For 1996, the minimum net income goal was $106 million. As net income did not exceed this amount, no bonuses have been paid under the 1996 Bonus Plan. Executive Officers are covered under the same bonus plan as are the rest of the Company's salaried employees. The 1996 Bonus Plan was adopted by the Company's Board of Directors and approved by the Company's stockholders at the 1996 Annual Meeting. The goal was established at the beginning of 1996 by the Compensation Committee and was approved by the Company's Board of Directors.

              Some executive officers and other salaried employees do not receive the full amount of their bonus even if the minimum net income level is achieved. For these individuals, a portion of their bonus compensation is determined based on other measurable criteria. For 1996, one of the Company's executive officers received a bonus other than the 1996 Bonus Plan because other goals were met.

              In addition, under the 1996 bonus plan, Mr. Jochum had the potential of an additional bonus equal to a maximum of 50% of his base salary if the Company's HMO membership grew in 1996 to a prescribed


     level. This criterion was established as the basis for the additional bonus since membership is an important factor in the growth in value of the Company. Furthermore, since Mr. Jochum's base salary adjustment (up or down) and his management bonus are tied to growth in income, additional compensation tied to that criterion would be of little incremental value to the Company. During 1996, the growth in membership required to attain the minimum bonus was not achieved.

              Stock Options. The total compensation program for executives also includes equity-based compensation. The Company's shareholders have approved a series of non-qualified stock option plans. These plans encourage and create ownership and retention of the Company's stock by the vast majority of salaried employees. The equity portion of the executives' compensation provides a tool to recruit and retain employees, as well as to align the interest of the employees with those of the non-employee stockholders. The individuals constituting the Compensation Committee also constitute the Stock Option Committee and, as such, administer these stock option plans. The Stock Option Committee determines the amount of stock options awarded to individual executives. In general, options are granted to executives annually. Although, under the Company's existing stock option plans (other than the 1994, 1995 and 1996 Non-Qualified Stock Option Plans), there is no limitation, either a minimum or maximum, on the number of options that can be granted to an individual, usually individuals of the same salary grade level receive approximately the same number of options. Variations from this standard are based upon individual performance using the criteria stated above. Mr. Jochum recommended the number of options to be granted to each executive officer, including himself, during 1996, considering the criteria for performance listed above, as well as such factors as the potential of the recipient and prior grants. The Stock Option Committee granted options in the amounts recommended by Mr. Jochum. The number of options granted to Mr. Jochum in 1996 is consistent with the amount received by him in prior years, and in relation to the amounts received by other executive officers.

              Section 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended ("Code"), limits the ability of a public company, such as the Company, to deduct, in 1994 and subsequent years, compensation paid to executive officers who are named in its "Summary Compensation Table" in excess of $1 million per year unless certain conditions are met. What the requirements are vary depending on the type of compensation paid. One requirement applicable to both stock option and bonus plans is that the material terms of the plan must be disclosed to, and approved by, the public company's stockholders in a separate vote. Accordingly, the Company is soliciting stockholder approval of its 1997 Management Bonus Plan. The Company generally intends to take steps so that its stock option and bonus programs generally available to all employees comply with the requirements of Section 162(m).

     James A. Wild (Chairman)
     Walter Girardin
     Creighton R. Schneck

     Stock Performance Graph

              The following graph compares the change in the Company s
     cumulative total return on its Common Stock [        ] with (a) the
     change in the cumulative total return on the stocks included in the New
     York Stock Exchange Stock Market Index [ -- -- -- ], (b) a customized peer index including certain companies in the Standard & Poors Midcap
     400 Health Care Services Index [ - - - - ] (which was discontinued on
     June 30, 1996) and (c) the Standard & Poors MidCap Health Care Managed
     Care Index [ - - - - ]. The discontinued Standard & Poors Midcap 400 Health Care Services index is weighed according to each peer company's stock market capitalization at the beginning of each period for which a return is indicated. This discontinued index is shown through June 30,


     1996, the date it was discontinued.

              These comparisons assume an investment of $100 made on December 31, 1991 and compares relative values on a semi-annual basis for the years ending December 31, 1992, 1993, 1994, 1995 and 1996. All of these cumulative total returns are computed assuming the reinvestment of dividends at the frequency with which dividends were paid during this period. The Common Stock price performance shown below should not be viewed as being indicative of future performance.

     (Stock Performance Graph is Shown here containing plot points below.)


                               Dec-91 Jun-92 Dec-92 Jun-93 Dec-93 Jun-94 Dec-94 Jun-95 Dec-95 Jun-96 Dec-96

     Mid Atlantic Medical Svcs $100   $ 82   $178   $216   $334   $580   $597   $483   $633   $372   $349
     NYSE Composite Index      $100   $ 99   $108   $114   $120   $116   $121   $141   $158   $174   $192
     S&P MidCap Health Care
     (Mgd Care) Index          $100   $105   $131   $105   $117   $117   $138   $115   $169   $136   $136
     S&P(R) MidCap HealthCare
     Services Index*           $100   $ 86   $102   $ 90   $108   $123   $133   $122   $160   $146   N/A*


     *Index discontinued.  Performance calculated through June 30, 1996.


     Compensation Committee Interlocks and Insider Participation

              During 1996, the members of the Company s Compensation Committee were Creighton Schneck, Walter Girardin and James A. Wild (Chairman). No member of the Committee is a former employee of the Company or any of its Subsidiaries.

              As a result of the nature of the business conducted by the Company, certain members of the Board of Directors of the Company have received fees for physician services rendered on behalf of persons enrolled in the HMO plans run by the Company and its Subsidiaries ("Enrollees") and consulting fees. Such persons were compensated at the same rate as were non-director primary care and specialist physicians ("Participating Physicians"). Compensation from PHP-MD for medical services rendered by all Participating Physicians (or corporations or partnerships of which they were partners, affiliates or stockholders) ranged from $0 to $5,123,967 in 1996. MD-IPA also provides health coverage to members of the Board of Directors of the Company who are members of the Board of Directors of PHP-MD or MD-IPA at reduced rates. The following table sets forth the total 1996 compensation from PHP-MD earned by members of the Board of Directors and nominees for director for medical services rendered to Enrollees, for services rendered as directors and consultants and for health coverage. Consultants were compensated at the same rate that the Company would compensate non-directors in a similar capacity.

                                    Medical Services          Total Compensation
                                    ----------------          ------------------

     Francis C. Bruno, M.D.         $    130,741(1)           $    186,406
     John H. Cook, III, M.D.        $      3,177(2)           $     19,502
     Peter L. Flaherty, Jr., M.D.   $     73,836(3)           $    107,809
     John P. Mamana, M.D.           $        599(4)           $      8,274
     William M. Mayer M.D.          $  1,065,800(5)           $  1,086,302
     Stanley F. Smith, R.Ph.        $  2,164,539(6)           $  2,184,108


     James A. Wild                                            $     21,800(7)

     -------------------------------------
     (1)      Paid to the Francis C. Bruno, M.D., P.A. partnership.
     (2)      Paid to Loudoun Internal Medicine Associates.
     (3) Paid to the Peter J. Flaherty, Jr., M.D. and Charles R. Tuegel, M.D. partnership.
     (4)      Paid to Virginia Medical Associates.
     (5) Paid to Drs. Esposito, Mayer, Hogan and Associates, P.A. partnership for medical services for enrollees of MD-IPA Health Plan and OCI.
     (6) Paid to Bradley Drugs and HomeRx for pharmaceutical services for enrollees of MD-IPA and OCI.
     (7) Of that amount, $1,350 was paid to Mr. Wild for consulting services in evaluating controls and procedures of various of the Company's Departments, and giving advice as to how those Departments could improve their controls and procedures.

              In April 1996, the Company purchased HomeRx from Stanley Smith, a director of the Company and 100% owner of HomeRx, for $140,000. The purchase was in an effort to begin to provide direct mail order PHARMACEUTICALS to the enrollees of MD-IPA and OCI. The Company believes that the business opportunity including an existing computer system created by Mr. Smith and inventory (appraised by an independent reviewer for approximately $105,000) was a more effective manner to begin to participate in this market, rather than beginning a new similar operation.

              A wholly owned subsidiary of MD-IPA, MD-IPA Surgicenter, entered into a general partnership agreement with a wholly owned subsidiary of Surgical Care Affiliates, and such general partnership entered into a limited partnership agreement to form the Montgomery Surgery Center Limited Partnership. The limited partnership owns one ambulatory surgery center ("Montgomery Surgicenter"). As of February 26, 1997, the following table sets forth the limited partnership interests that members of the Board of Directors, nominees for director and executive officers of the Company hold in the Montgomery Surgery Center Limited Partnership, the partnership which owns the Montgomery Surgicenter.

     Name                                  Limited Partnership Interest
                                                  (in Units)(1)
     Peter L. Flaherty, Jr., M.D.                       1.0
     ------------------------------------
     (1) One Unit entitles a person to approximately 1.7 percent of the cash distributions made by the Montgomery Surgery Center Limited Partnership. The cost of a Unit was approximately $15,000. 32.5 Units are outstanding.

     Summary Compensation Table

              The following table shows the compensation paid to the Company's Chief Executive Officer and the four other most highly compensated executive officers whose salary exceeded $100,000 during 1996.

                                                                                Long-term
                                                                               Compensation
                                                                               ------------
                                        Annual Compensation                       Awards
                              ---------------------------------------------       ------

                                                                                Securities
        Name and                                              Other Annual      Underlying      All Other
     Principal Position         Year  Salary($)   Bonus($)    Compensation($)   Options (#)   Compensation ($)
     ------------------         ----  ----------  ----------  ---------------   ------------  ----------------
     George T. Jochum           1996  $1,828,280      -0-     $      876(2)       200,000     $  826,918(4)(5)(7)
     Chairman of the            1995  $1,663,566      -0-               (2)       148,500     $1,859,452(4)(5)(6)
     Board, President           1994  $  878,495  $  439,247  $    1,176(2)(3)    198,000     $  852,688(4)(5)
     and Chief Executive
     Officer

     Thomas P. Barbera          1996  $  305,930      -0-     $      834(2)        36,000           -0-


     Executive Vice             1995  $  283,103      -0-               (2)        42,000     $    9,160(6)
     President, Governmental    1994  $  221,308  $   77,458  $      382(2)(3)     39,600           -0-
     Services

     Mark D. Groban             1996  $  283,943  $   20,185         -0-           30,000           -0-
     President of MAPSI         1995  $  295,442  $  117,669(1)      -0-           24,000     $   53,787(6)
     and Alliance               1994  $  234,486  $  232,124         -0-           39,600           -0-

     Robert E. Foss             1996  $  280,020      -0-            -0-           30,000           -0-
     Executive Vice President,  1995  $  269,632      -0-            -0-           36,000           -0-
     Chief Financial Officer    1994  $  106,615  $   37,315         -0-           60,000           -0-

     Joseph L. Guarriello       1996  $  277,867      -0-            -0-           24,000           -0-
     Executive Vice President,  1995  $  291,172      -0-            -0-           24,000     $   55,318(6)
     President, General         1994  $  229,279  $   80,248         -0-           39,600           -0-
     Counsel and Secretary

     --------------------------------------

     (1)  Bonus paid under the 1994 Bonus Plan.
     (2) Perquisites and other personal benefits represented the lesser of $50,000 or 10% of annual salary and bonus.
     (3) Represents amounts reimbursed to executive during year for payment of taxes.
     (4)  $818,290, $1,681,605 and $844,060 were accrued in 1996, 1995 and
          1994, respectively, relating to Mr. Jochum's augmented retirement benefit provided by his Employment Agreement. See "Management Employment Agreement" below.
     (5) Includes $8,628 in premiums paid by the Company in 1996, 1995 and 1994 for life insurance for which Mr. Jochum may designate the beneficiary.
     (6) As of December 31, 1994, the Company terminated its defined benefit pension plan. On December 22, 1995, participants received termination distributions from the plan. Each named executive officers termination distribution is included the "All Other Compensation" column. Mr. Jochum's termination distribution was $169,219.
     (7) Mr. Jochum has been named a defendant in certain litigation filed against the Company by two shareholders of the Company in the Circuit Court for Montgomery County, Maryland. The Company is advancing the cost defense to Mr. Jochum in connection with such litigation in accordance with the requirements of the Company's Certificate of Incorporation and Bylaws, and the Delaware General Corporation Law. Mr. Jochum is obligated and has undertaken to repay the amounts advanced in certain circumstances. At this time, the costs of defense have not been allocated between the Company and Mr. Jochum so no amounts have been included in the "all Other Compensation" Column.

     Management Employment Agreement

              The Company and MD-IPA have entered into an Employment Agreement with Mr. Jochum for the period January 1, 1991 through December 31, 1998. Mr. Jochum's annual base salary under the agreement was $1,831,204 for 1996. His base salary for 1997 will be $1,373,403.
     The Employment Agreement provides that, each year, Mr. Jochum's base salary will increase or decrease by an amount equal to 75% of the percentage change in the Company's consolidated net after-tax income; provided that his salary cannot be reduced by more than 25% in any one year.

              Mr. Jochum is entitled to participate in the Company's management bonus program. The amount available for Mr. Jochum is calculated based on the Company's income before income taxes and is prior to the return of the amount withheld, if any, by PHP-MD as part of the claims reserve risk pool. His minimum bonus amount is 25% of that year s base salary and his maximum bonus is 50% of base salary. Additionally, Mr. Jochum is entitled to a special bonus not to exceed 50% of his base salary should he accomplish special performance criteria identified by the Company's Board of Directors. For 1996, the performance criteria was based on HMO membership and no amount was paid under the special bonus. Mr. Jochum waived receipt of his special bonus with respect to 1997.

              The Employment Agreement may be terminated by the Company or MD-IPA in the event of a material breach thereof by Mr. Jochum or for cause; however, termination of the Employment Agreement by the Company


     other than for material breach or cause does not effect any obligation of MD-IPA arising under the Employment Agreement. The Company may also, with cause, reassign Mr. Jochum from his position as Chairman, Chief Executive Officer and President of the Company. In such event, he is no longer entitled to any special incentive bonus under the terms of the Employment Agreement. Further, MD-IPA may also, with cause, reassign Mr. Jochum from his position as Chief Executive Officer of MD-IPA, in which case he is also no longer entitled to any special incentive bonus under the terms of the Employment Agreement.

              In the event of a "change of control" as defined in the Employment Agreement, Mr. Jochum will receive cash equal to twice his base salary for the year in which such "change in control" occurs. In addition, all stock options to which Mr. Jochum is entitled will immediately vest and become exercisable. In the event of a "change in control," the value of all payments, benefits and other consideration received and contingent upon a change in control and any additional payments in the nature of compensation described by Section 280G(b)(2) of the Code may not exceed an amount that is equal to three times the average taxable compensation to Mr. Jochum from the Company for the "base period" as that term is defined in Section 280G(d)(2) of the Code. A "change in control" is deemed to occur under the Employment Agreement if, at any time, (a) substantially all the assets of the Company or MD-IPA shall have been sold or transferred by sale, merger or otherwise, or if any "person" (as such term is used in Sections 13(d) or 14(d) of the 1934 Act) is or becomes the beneficial owner, directly or indirectly, of securities of the Company or MD-IPA representing 50% or more of the combined voting power of the then-existing outstanding securities of the Company or MD-IPA; and (b) Mr. Jochum is reassigned in accordance with the Employment Agreement within six months of such sale, merger or other event; provided, however, that no "change in control" is deemed to occur under the Employment Agreement if Mr. Jochum s reassignment is on a temporary basis and is attributable to Mr. Jochum's illness or other physical, mental or emotional disability or incapacity.

              The Employment Agreement provides that, upon retirement, Mr. Jochum is entitled to an augmented retirement benefit so that he will receive in total, under the Employment Agreement and under all of the Company s retirement plans, an annual benefit in an amount equal to three per cent of his base salary during the final year of the Employment Agreement multiplied by the number of years of service to the Company. Payment, if any, of the augmented retirement benefit will be made in the form of an annuity for a fixed term of years payable to Mr. Jochum, or his estate, heirs, or assignees as determined by him. Such terms of the annuity shall be the actuarial equivalent of a fixed and certain term as compared to the average life expectancy for an individual of the age and status of Mr. Jochum at the date of retirement or death. The Company is not obligated to pay any augmented retirement benefit under the Employment Agreement if Mr. Jochum is terminated for cause by the Company or MD-IPA. Mr. Jochum's estimated annual retirement benefit as of December 31, 1996 from this provision in the Employment Agreement is $453,223. As of December 31, 1996, Mr. Jochum had 9 years of credited service.

              The Employment Agreement also provides that either Mr. Jochum or his spouse at the time of his death is eligible for health coverage from the Company or its successor during the term of their respective lives, such health coverage to be paid for by Mr. Jochum or his spouse. The Company has also agreed to obtain, pay all premiums for and maintain a $200,000 whole life insurance policy on the life of Mr. Jochum for which he may designate the beneficiary. The Company has no obligation to provide such insurance if Mr. Jochum is not insurable at ordinary market rates and without material cost or other adjustments.

     1996 Options Grants Table

              The following table shows certain information regarding the options granted to the named executive officers of the Company in 1996.


     The Company did not grant any stock appreciation rights to these individuals in 1996.


                           Number of     % of Total                                Potential Realizable Value at
                           Securities     Options                                    Assumed Annual Rates of
                           Underlying    Granted to                                Stock Price Appreciation for
                            Options      Employees in  Exercise or Base  Expiration        Option Term
     Name                  Granted (#)   Fiscal Year     Price ($/Sh)       Date      5%($)          10%($)
     ----------------------------------------------------------------------------------------------------------
     George T. Jochum      200,000          6.52%          $19.25        5/13/2001    $1,063,684     $2,350,463

     Thomas P. Barbera      36,000          1.17%          $19.25        5/13/2001    $191,463       $  423,083

     Mark D. Groban         30,000          0.98%          $19.25        5/13/2001    $159,553       $  352,570

     Robert E. Foss         30,000          0.98%          $19.25        5/13/2001    $159,553       $  352,570

     Joseph L. Guarriello   24,000          0.78%          $19.25        5/13/2001    $127,642       $  282,056

     ---------------------------------------

     (1) Becomes exercisable in substantially equal installments on June 1, 1997, 1998 and 1999. Each option becomes immediately exercisable in the event of a change of control of the Company.

     Aggregated Option Exercises in 1996 and December 31, 1996 Option Values

              The following table contains information regarding options exercised by the named executive officers during 1996 and the number and value of unexercised options at December 31, 1996. No information is presented for stock appreciation rights as none have been granted by the Company.

                                                          Value of
                                                       Number of Securities   Unexercised
                                                      Underlying Unexercised  In-the-Money
                                                           Options at          Options at
                                                          12/31/96 (1)        12/31/96 (1)
     -------------------------------------------------------------------------------------
                            Shares Acquired   Value         Exercisable/      Exercisable/
     Name                   on Exercise (#)   Realized ($)  Unexercisable     Unexercisable
     -------------------------------------------------------------------------------------
     George T. Jochum          270,000        3,869,991     631,500/365,000   $3,877,505/$0

     Thomas P. Barbera           -0-              -0-       105,700/77,200    $  429,888/$0

     Mark D. Groban             77,500        1,090,353     142,400/59,200    $  954,001/$0

     Robert E. Foss              -0-              -0-        52,000/74,000    $        0/$0

     Joseph L. Guarriello       31,500          482,999     106,400/53,200    $  597,000/$0

     /TABLE

     ------------------------------------------------------------

     (1) Based on closing price on the New York Stock Exchange of $13.375 on December 31, 1996.

         RATIFICATION OF ADOPTION OF THE 1997 MANAGEMENT BONUS PLAN
                                (Proposal 2)

              The Company's Compensation Committee adopted the 1997 Management Bonus Plan ("1997 Bonus Plan") on February 26, 1997, the Company's Board of Directors ratified the adoption of the 1997 Bonus Plan on February 26, 1997 and the Company is submitting the 1997 Bonus Plan to the stockholders at the Annual Meeting. The Company is soliciting stockholder approval of the 1997 Bonus Plan so that the 1997 Bonus Plan complies with the requirements of Section 162(m) of the Code and the Company's ability to deduct compensation paid to executive officers under the 1997 Bonus Plan is preserved. Amounts payable to participants under the 1997 Bonus Plan will not be paid unless and until the 1997 Bonus Plan is approved by the Company's stockholders. Pursuant to the 1997 Bonus Plan, participants will receive in cash a percentage of their annual base compensation if a predetermined net income goal is met. The net income goal is selected such that, if the goal is achieved, the underlying value of the Company's Common Stock should increase. Thus, the 1997 Bonus Plan provides an incentive for management to perform in a way that directly benefits stockholders.

     Terms

              Generally, full-time salaried employees of the Company (including executive officers) will receive a percentage of their base annual cash compensation as a distribution from the 1997 Bonus Plan if the Company's consolidated 1997 net income equals or exceeds $34.4 million (before income taxes, expansion and acquisition costs and prior to the return of any portion or all of the physicians' withhold). The percentage that a participant will receive is based upon that individual's grade level. Salary percentages are as follows:

                 CEO                                  25 to 50%
                 Executive Staff (Level 18 and above) 12 to 35%
                 Senior Staff (Level 17)              11 to 30%
                 Level 16                             10 to 28%
                 Level 15                              9 to 21%
                 Level 14                              8 to 16%
                 Levels 12 & 13                        7 to 12%
                 Levels 10 & 11                        5 to  7%

           If the above mentioned net income target is met in 1997, the minimum percentages as set forth above will be payable to participating personnel. Alternatively, if consolidated net income (as adjusted) equals or exceeds $46 million, then the maximum percentage set forth above will be payable to participating employees. If the amount of such consolidated net income is between $34.4 million and $46 million, then the bonus is prorated.

              Certain individuals who are assigned to particular departments will not receive a bonus under the 1997 Bonus Plan based solely on the achievement of the 1997 consolidated net income goal. 50% of these individuals' 1997 cash bonuses will be based upon the achievement of certain other measurable criteria and is not paid under the 1997 Bonus Plan.

              The Company's Board of Directors has reserved the right to amend the 1997 Bonus Plan to materially increase the amounts payable


     thereunder to participants, other than executive officers, or for any other reason.

     Eligibility

              All full-time salaried personnel level 10 and above participate in the 1997 Bonus Plan. As of January 1, 1997, approximately 700 individuals were eligible to participate in the 1997 Bonus Plan. Full-time salaried employees who are hired during the course of 1997 are also eligible to participate in the 1997 Bonus Plan, with their bonus being prorated based upon their actual service during 1997. In general, bonus payments will be calculated on cash payments made during the year for base salary. Salaried employees who receive promotions or changes in their base compensation will receive a prorated 1997 bonus based upon the amount of salary and grade level during the course of the year. However, with respect to executive officers hired prior to March 1, 1997, 1997 bonuses will disregard salary and grade level changes made after March 1, 1997. For full-time executive officers, the salary levels on March 1, 1997 were as follows:

                 Name                                  Base Salary

                 George T. Jochum                      $  1,373,403

                 Thomas P. Barbera                     $    308,700

                 J. Stevens Dufresne                   $    257,250

                 Vera C. Dvorak, M.D.                  $    245,000

                 Robert E. Foss                        $    280,000

                 Mark D. Groban, M.D.                  $    278,100

                 Joseph L. Guarriello                  $    272,160

                 Richard K. Slater                     $    222,300

                 Alfred Talamantes                     $    220,500

              No bonus is paid to participants who terminate employment with or are terminated by the Company and its Subsidiaries prior to year end. In the event of retirement or death of any employee during the year, payments are made on a prorated basis. The following table shows estimates of the bonuses payable to the named individuals and groups under the 1997 Bonus Plan, assuming the minimum net income goal is achieved and the maximum net income goal is achieved. The bonus listed in the table for Mr. Jochum does not include his additional bonus based on increases in membership.

                                           Minimum Net     Maximum
                                           Income Goal     Net Income
     Name                                  Achieved(1)     Goal Achieved(1)
     ----                                  -----------     ----------------

     George T. Jochum
     Chairman of the Board,
     President and Chief Executive Officer $  343,351      $  686,702

     Thomas P. Barbera
     Executive Vice President,
     Government Services                   $   37,044      $  108,045

     Mark D. Groban
     President of MAPSI and Alliance       $   11,013      $   32,121

     Robert E. Foss
     Executive Vice President,
     Chief Financial Officer               $   33,600      $   98,000

     Joseph L. Guarriello
     Executive Vice President,
     General Counsel and Secretary         $   32,659      $   95,256

     All executive officers as a group     $  642,220      $1,550,012


     All directors who are not executive   $        0      $        0
     officers as a group

     All employees who are not executive   $1,826,093      $3,538,534
     officers as a group

     -------------------------------------


     (1) The calculation is based on salaries for executive officers as of March 1, 1997 and for all other employees as of December 31, 1996. No adjustments have been made for promotions, salary adjustments, terminations or new hires that may occur in 1997.

              THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR
                RATIFICATION OF ADOPTION OF THE 1997 BONUS PLAN.

                            INDEPENDENT PUBLIC ACCOUNTANTS

              Ernst & Young LLP has been the Company's independent public accountants since June 2, 1989. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, and will have an opportunity, if they so desire, to make a statement and will be available to respond to appropriate questions.

                                 STOCKHOLDER PROPOSALS

              Any proposal that a stockholder wishes to have presented at the 1998 Annual Meeting of stockholders of the Company and included in the Company's Proxy Statement and proxy to be used in connection with such meeting must be received at the main office of the Company no later than December 5, 1997. Such proposals should be directed to the attention of Joseph L. Guarriello, Secretary, at Mid Atlantic Medical Services, Inc., 4 Taft Court, Rockville, Maryland 20850. If such proposal is in compliance with all of the requirements of Rule 14a-8 of the 1934 Act, it will be included in the Proxy Statement and set forth in the form of proxy issued for the next annual meeting of stockholders. It is urged that any such proposals be sent by certified mail, return receipt requested.

              The Bylaws of the Company require stockholders to provide advance notice of all matters to be considered at annual stockholder meetings, including director nominations. The Bylaws require that a stockholder who wishes to propose new business or nominate individuals to the Company's Board of Directors at an annual meeting of the stockholders provide notice to the Company's Secretary of such a proposal or nomination thirty days in advance of the date of the annual meeting. A proposing stockholder can provide less than thirty days notice only if the Company mails its notice of annual meeting less than forty days in advance of the annual meeting date. In such case, the proposing stockholder must give notice to the Company no later than the tenth day on which the Company mails its notice of annual meeting.

              Further, the Bylaws require that the proposing stockholder set forth, in his or her notice to the Company's Secretary, (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on the Company's books, of the stockholder proposing such business, and (iii) the class and number of the Company's capital stock that are beneficially owned by such stockholder, and (iv) any material interest of such stockholder in such business. In cases of a nomination for director, such stockholder's notice shall set forth (i) as to each person whom such stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the 1934 Act (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected): and (ii) as to the stockholder giving notice (A) the name and address, as they appear on the Company's books, of such stockholder, and (B) the class and number of shares of the Company's capital stock that are beneficially owned by such stockholder.

              The Bylaws also provide that, at any special meeting of the


     Company's stockholders, only such business shall be conducted as shall have been brought before the meeting by or at the direction of the Company's Board of Directors.

                                  OTHER BUSINESS

              Management is not aware of any business to come before the Annual Meeting other than those matters described above in this Proxy Statement. However, if any other matters should properly come before the Annual Meeting, it is intended that proxies solicited hereby will be voted in accordance with the judgment of the persons voting the proxies.

              After the business session and a report to the stockholders on the progress of the Company and its Subsidiaries, a discussion period will take place during which stockholders will have an opportunity to discuss matters of interest concerning the Company and its Subsidiaries.

                               VOTE REQUIRED FOR APPROVAL

              A plurality of the shares present at the Annual Meeting together with those present by proxy will be sufficient to elect Directors (Proposal 1). As to Proposal 2 and other matters that may be submitted to the Company's stockholders for approval, a simple majority of the shares present at the Annual Meeting together with those present by proxy will be sufficient to approve such proposals and other matters.

              Votes cast "for" and "against" each proposal will be counted. Abstentions and "broker non-votes" (i.e., shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or the persons entitled to vote such shares and the broker or nominee does not have discretionary voting power under the applicable New York Stock Exchange rules) will also be counted. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. The vote of a stockholder who abstains will, however, have the same effect as if he or she had voted "against" a proposal. "Broker non-votes" will have no effect on whether or not a proposal passes.

                                        By Order of the Board of Directors,


                                        /s/ Joseph L. Guarriello
                                        ------------------------
                                        By: Joseph L. Guarriello
                                        Secretary


     Rockville, Maryland
     April 4, 1997



                          MID ATLANTIC MEDICAL SERVICES, INC.
                    PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
                               TO BE HELD APRIL 29, 1997
                    SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

              The undersigned hereby authorizes Thomas P. Barbera, Robert E. Foss and George T. Jochum, and each of them individually, with the power of substitution, to vote and otherwise represent all of the shares of common stock ("Common Stock") of Mid Atlantic Medical Services, Inc. ("Company") held of record by the undersigned, at the Annual Meeting of Stockholders of the Company ("Annual Meeting") to be held at the offices of the Company's subsidiary, Optimum Choice, Inc., located at 405 East Gude Drive, Suite 7, Rockville, Maryland 20850 on Monday, April 29, 1997 at 10:00 a.m., Rockville time, and any adjournment or adjournments thereof, as follows:

              The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement for the Annual meeting. All other proxies heretofore given by the undersigned to vote shares of Common Stock of the Company are expressly revoked.

              UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED "FOR" THE PROPOSALS REFERRED TO IN ITEMS 1 AND 2. THE BOARD OF DIRECTORS RECOMMENDS VOTES "FOR" THE PROPOSALS REFERRED TO IN ITEMS 1 AND 2. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.



                         (Continued, and to be signed on the other side.)
                                 MID ATLANTIC MEDICAL SERVICES, INC.
                                 P. O. BOX 11176
                                 NEW YORK, NY  10203-0176





     (1) Election of Directors, FOR all nominees listed below [ ] WITHHOLD AUTHORITY to vote for all nominees listed below [ ] EXCEPTIONS [ ]
              Nominees: Mark D. Groban, M.D.; John P. Mamana, M.D.; William M. Mayer, M.D.; and Gretchen P. Murdza. (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

             _____________________________________________________________

     (2)      To ratify the adoption of the 1997 Bonus Plan.
                    FOR [ ]            AGAINST [ ]         ABSTAIN [ ]
     (3) In their discretion upon such other business and other matters and proposals as may properly come before the Annual Meeting or adjournment or adjournments thereof.
                            Change of Address or [ ]
                            Comments Mark Here
                            Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian please give full title as such.  If a corporation,
                            please sign in partnership name by authorized person. Whether or not you plan to attend the Annual Meeting, you are urged to execute and return your proxy, which may be revoked at any time prior to its use.
                            Dated:______________________________, 1997
                            __________________________________________
                            Signature of Stockholder
                            __________________________________________
                            Signature of Additional Stockholder(s)

                                    Votes must be indicated [X]
                                    [X] in Black or Blue Ink

     PLEASE SIGN, DATE AND RETURN CARD PROMPTLY USING THE ENCLOSED ENVELOPE.



                     1997 MANAGEMENT BONUS PROGRAM


     Participants in the 1997 Management Bonus Program shall include all non-sales positions from Level 10 up to Level 20 and the CEO. Certain individuals who have Individual Performance Bonus Plans may be allocated only a portion of the management bonus (generally 50%). Bonuses will be solely predicated on the consolidated earnings performance of Mid Atlantic Medical Services, Inc. (MAMSI) as documented by the year end audited financial statements.

     Bonuses shall be paid according to the following guidelines:

     1. MINIMUM BONUS - Minimum bonuses shall be paid if the Company (MAMSI) achieves a profit of $34.4 million before income taxes, expansion or acquisition costs, and prior to the physicians' return of withhold and payment of physicians' bonuses.

     2. MAXIMUM BONUS - Maximum bonuses shall be paid if the Company (MAMSI) achieves a profit of $46 million before income taxes, expansion or acquisition costs, and prior to the physicians' return of withhold and payment of physcians' bonuses.

     3. PRO-RATION - In the event that the Company earns between $34,400,000 and $46,000,000, bonuses will be pro-rated accordingly.

     4. BONUS BASE - In general, bonus payments will be calculated on cash payments made during the year for base salary which would take into account salary increases due to promotion or merit increases. Pro-rated calculations will be made at each salary level for the portion of the year that the new salary or level is in effect. However, with respect to executive officers hired prior to March 1, 1997, bonus payments will disregard salary and grade level changes made after March 1, 1997.

     5. NEW EMPLOYEES - New full-time employees are eligible to participate in the plan during their first year of employment. The bonus payment will be pro-rated accordingly for the portion of the year that the employee was employed.

     6. TERMINATION - No bonus shall be paid to bonus participants who terminate or are terminated by the Company prior to the year end. In the event of retirement, disability or death, the employee or his/her beneficiary will receive a pro-rated portion of the bonus.

     7. TIME OF PAYMENT - Bonus payments shall be distributed immediately following the receipt of the audited financial statement(s) for MAMSI for the year 1997.

     8. BONUS PERCENTAGES - The distribution of the bonus payments to the Management personnel shall be limited according to the following percentage ranges. The allocations will be reviewed annually and adjusted if necessary.

                  CEO                                       25-50%
                  Executive Staff (Level 18 & above)        12-35%
                  Senior Staff (Level 17)                   11-30%


                  Level 16                                  10-28%
                  Level 15                                   9-21%
                  Level 14                                   8-16%
                  Levels 12 and 13                           7-12%
                  Levels 10 and 11                           5- 7%


     9. AMENDMENT- The Board of Directors may amend the 1997 Management Bonus Plan to materially increase the amounts payable thereunder to participants, other than executive officers, or for any other reason.


                                                          February 26, 1997